Exhibit 99

FOR IMMEDIATE RELEASE

Contact: Brian	Dolezal, TateAustin for Grande

(512) 344-2035

bdolezal@tateaustin.com

GRANDE COMMUNICATIONS HOLDINGS, INC. ANNOUNCES RESULTS

FOR THE YEAR ENDING DECEMBER 31, 2005 AND GUIDANCE FOR 2006

SAN MARCOS, Texas – Mar. 30, 2006 – Grande Communications® reported financial results for the year ending Dec. 31, 2005, including operating revenues of $194.7 million, net loss of $89.8 million, including a non-cash goodwill impairment charge of $39.6 million, and Adjusted EBITDA of $27.5 million. EBITDA is a non-GAAP measure frequently used as a basis for comparing businesses in Grande’s industry, although Grande’s measure of EBITDA may not be comparable to similarly-titled measures of other companies.

Company Highlights:

•	Adjusted EBITDA grew to $27.5 million for 2005, an increase of 45% over 2004, and totaled $7.4 million in Q4 2005

•	Grande ended 2005 with $27.1 million of cash and short-term investments

•	Grande increased total connections by 26,500 during 2005

•	Roy Chestnutt, a former senior vice president of Sprint-Nextel, joined Grande as its new CEO on Feb. 13, 2006

•	On Mar. 24, 2006, Grande completed a private placement, selling an additional $32 million of its senior secured notes due in 2011 to Goldman, Sachs & Co.

“Grande completed 2005 with solid momentum, delivering on its targets for Adjusted EBITDA, capital expenditures, and cash,” said Roy H. Chestnutt, Grande’s CEO. “We are capitalizing on that momentum and will be executing with discipline as we enter the next life cycle of the company.”

Financial Highlights

	Unaudited Three Months Ended			Audited Year Ended
($s in thousands)	Dec 31, 2004	Sep 30, 2005	Dec 31, 2005	Dec 31, 2004	Dec 31, 2005
Bundled Services
Revenue
Video	$11,271	$12,553	$12,975	$43,123	$50,064
Voice	13,916	14,690	14,703	54,638	58,706
Data	5,504	6,803	7,117	19,772	26,555

Total Revenue	$30,691	$34,046	$34,795	$117,533	$135,325
Cost of Service	8,425	9,352	9,627	32,045	37,325

Gross Margin	$22,266	$24,694	$25,168	$85,488	$98,000
Gross Margin %	73%	73%	72%	73%	72%

Broadband Transport
Revenue	$2,132	$1,999	$2,329	$10,080	$8,574
Cost of Service	373	236	388	1,724	1,382

Gross Margin	$1,759	$1,763	$1,941	$8,356	$7,192
Gross Margin %	83%	88%	83%	83%	84%

Network Services
Revenue	$13,616	$12,061	$11,267	$51,432	$50,832
Cost of Service	8,722	8,008	7,379	32,985	33,808

Gross Margin	$4,894	$4,053	$3,888	$18,447	$17,024
Gross Margin %	36%	34%	35%	36%	33%

Total Company
Revenue	$46,439	$48,106	$48,391	$179,045	$194,731
Cost of Service	17,520	17,596	17,394	66,754	72,515

Gross Margin	$28,919	$30,510	$30,997	$112,291	$122,216
Gross Margin %	62%	63%	64%	63%	63%

Comparison of 2004 to 2005

Grande grew operating revenue for the company from $179.0 million to $194.7 million, or by 9%, from 2004 to 2005. Bundled services revenue increased from $117.5 million in 2004 to $135.4 million, or 15%, in 2005. Grande increased its marketable homes passed over the past 12 months by 22,260, or 7%, and its customers by 9,373, or 7%. Connections increased by 26,500, or 11%, from Dec. 31, 2004 to Dec. 31, 2005, driving bundled services revenue up from 2004 to 2005.

Operating revenues for Grande’s broadband transport services for 2004 and 2005 were $10.1 million and $8.6 million, respectively, a decrease of $1.5 million, or 15%, primarily due to an $0.8 million decrease in construction projects from 2004 to 2005. Additionally, this product line is experiencing circuit attrition and pricing compression, which outpaced customer growth. Operating revenues for network services for 2004 and 2005 were $51.4 million and $50.8 million, respectively, a decrease of $0.6 million, or 1%. Included in revenue for 2004 is $2.5 million related to the second quarter settlement of the MCI agreement.

Gross margin for the company increased from $112.3 million to $122.2 million, or by 9%. Gross margin for bundled services increased from $85.5 million to $98.0 million, or 15%, while gross margin from broadband transport decreased from $8.4 million to $7.2 million, or 14%, due to the aforementioned revenue decrease. Network services gross margin decreased by $1.4 million from $18.4 million in 2004 to $17.0 million in 2005, or 8%.

SG&A increased from $93.5 million in 2004 to $96.0 million in 2005. Adjusted EBITDA grew from $19.0 million in 2004 to $27.5 million in 2005, an increase of 45%. Grande’s net loss was $55.0 million in 2004 compared to $89.8 million in 2005. The large negative impact on net loss arose from a goodwill impairment loss of $39.6 million. During the last half of 2005, Grande revised projections downward for the network services line of service based on management’s revised business strategy, current trends in the industry and management’s analysis of the competitive environment in this line of service. Grande performed the annual impairment test as of October 1, 2005, and based on the results, recognized a goodwill impairment loss related to the 2000 Thrifty Call acquisition.

Comparison of Q4 2004 to Q4 2005

Grande grew operating revenue for the company from $46.4 million to $48.4 million, or by 4%, from Q4 2004 to Q4 2005. Bundled services revenue increased from $30.7 million in Q4 2004 to $34.8 million in Q4 2005, an increase of 13% due to connections increasing by 26,500, or 11%, from Dec. 31, 2004 to Dec. 31, 2005.

Revenue for the company’s broadband transport services was $2.1 million in Q4 2004 and $2.3 million in Q4 2005, an increase of $0.2 million, or 10%. Revenue from construction projects in Q4 2004 was approximately $0.3 million less than Q4 2005. Additionally, broadband transport continues to experience circuit attrition and pricing compression, which has outpaced customer growth. Revenue from network services for Q4 2004 and Q4 2005 was $13.6 million and $11.3 million, respectively, a decrease of $2.3 million, or 17%. The decrease was driven primarily by an actively managed decrease in lower margin carrier switched services revenue of $1.6 million and a $0.9 million decrease in revenue associated with reciprocal compensation based on FCC orders.

Gross margin for the company increased from $29.0 million to $31.0 million, or by 7%. Gross margin for bundled services increased from $22.3 million to $25.2 million, or 13%, while gross margin from broadband transport increased from $1.8 million to $1.9 million, or 6%. Network services gross margin decreased by $1.0 million from $4.9 million in Q4 2004 to $3.9 million in Q4 2005, or 20%, primarily due to the decrease in reciprocal compensation.

SG&A increased from $23.2 million in Q4 2004 to $24.0 million in Q4 2005. Adjusted EBITDA grew from $5.4 million in Q4 2004 to $7.4 million in Q4 2005, an increase of 37%. Grande’s net loss increased from $15.1 million in Q4 2004 to $53.0 million in Q4 2005, primarily due to the aforementioned goodwill impairment loss.

Comparison of Q3 2005 to Q4 2005

Grande’s total revenues increased from $48.1 million in Q3 2005 to $48.4 million in Q4 2005, an increase of less than one percent. Bundled service revenue increased from $34.1 million in Q3 2005 to $34.8 million in Q4 2005, or by 2%. This revenue growth is primarily due to connection growth of 6,605 and customer growth of 1,190. Additionally, Grande increased its marketable homes passed by 3,132 doors in Q4 2005.

Broadband transport revenue increased from $2.0 million in Q3 2005 to $2.3 million in Q4 2005, or approximately 15%, primarily due to less construction revenue in Q3 2005 than Q4 2005. Network services revenue from Q3 2005 to Q4 2005 decreased by $0.8 million, or 7%, primarily due to a decrease in reciprocal compensation revenue of $0.6 million.

Gross margins for the company increased by 1% from Q3 2005 to Q4 2005. Gross margins for bundled services increased by $0.5 million to $25.2 million in Q4 2005, and broadband transport gross margin increased by $0.1 million quarter over quarter. Gross margin for network services decreased from Q3 2005 to Q4 2005 by $0.2 million to $3.9 million, although gross margin as a percent of revenue increased from 34% to 35% due to a better network cost structure in Q4 2005.

SG&A decreased by $0.7 million to $24.0 million, as the cost of management changes in Q3 2005 rolled off in Q4 2005. EBITDA increased from $5.8 million in Q3 2005 to $7.4 million in Q4 2005. Net loss was $12.5 million in Q3 2005 and $53.0 million in Q4 2005 due to the goodwill impairment loss.

Selected Operational Metrics

	Quarter Ended
	Dec 31, 2004	Mar 31, 2005	Jun 30, 2005	Sep 30, 2005	Dec 31, 2005
Operating Data:
Marketable homes passed	308,913	319,717	325,581	328,041	331,173
Customers	126,736	130,753	131,538	134,919	136,109
Number of connections
Cable television	83,098	84,483	85,440	87,776	89,417
Telephone	110,360	114,809	113,589	113,700	114,621
Broadband Internet and other	56,184	60,768	63,241	68,061	72,104

Total connections	249,642	260,060	262,270	269,537	276,142
Average monthly revenue per (1):
Customer	$82.87	$84.75	$85.79	$85.18	$85.59
Cable television	45.63	47.89	49.04	48.31	48.82
Telephone	42.38	43.31	42.86	43.09	42.93
Broadband Internet and other	34.50	34.59	35.31	34.54	33.85

1)	Customer average monthly revenue per unit (“ARPU”) improved in the fourth quarter of 2005 by $0.41 primarily due to reduction in churn and as a result of as more customers taking advantage of bundled services. Grande’s cable ARPU growth in the fourth quarter of 2005 was driven by an increase in the sales of digital services tied to HD and DVR that represented about 70% of the growth. Another 21% of the growth came from discounts rolling off from prior quarters. The remaining increase in cable ARPU came from commissions from QVC and HSN. Phone ARPU decreased by $0.16 from the third quarter of 2005 to the fourth quarter of 2005, but had large positive and negative influences. The enterprise and commercial business drove an increase in ARPU, and revenue from USF had a positive move in the fourth quarter of 2005, but this was more than offset by the new bundling strategies positioning of a low priced featureless line. Residential feature revenues decreased in the fourth quarter of 2005, negatively impacting ARPU by $0.56. The primary drivers of the decrease in Data ARPU were downward pressure on lower data speed products due to bundled pricing (68% of the decrease) and a one-time commercial dark fiber installation in the third quarter of 2005 (23% of the decrease).

Capital Expenditures and Liquidity

Capital expenditures for the twelve months ended Dec. 31, 2005 were $48.2 million, including capitalized interest of $3.3 million. Grande completed year-end 2005 with $27.1 million of cash and investments, which decreased from the year-end 2004 balance of $61.2 million primarily due to the company’s continued investment in capital expenditures related to the build-out of its network and associated customer premise equipment. The decrease in cash was partially offset by cash flow from operations of $14.8 million in 2005.

On March 24, 2006, Grande completed a private placement of an additional $32 million of its senior secured notes due in 2011. These additional notes were issued under the existing indenture and are part of the same series of notes as the notes issued in March 2004. These notes have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Grande expects to use the net proceeds of $30.5 million for capital expenditures and working capital purposes. Goldman, Sachs & Co. was the sole purchaser of the notes.

Guidance for 2006

Grande continues to expect 2006 EBITDA to grow by approximately 20-25% over its 2005 Adjusted EBITDA. Grande also anticipates capital expenditures of approximately $28 to $30 million, excluding capitalized interest, for 2006. The company intends to manage its capital expenditures in accordance with the covenant set forth in the indenture to ensure that cash is not less than $20 million.

Grande’s Use of EBITDA and Adjusted EBITDA

Net income (loss) before interest income, interest expense, taxes, depreciation and amortization is commonly referred to in Grande’s business as “EBITDA.” EBITDA is not a measure of financial performance under generally accepted accounting principles. Grande believes EBITDA is often a useful measure of a company’s operating performance and is a significant basis used by management to measure the operating performance of Grande’s business. Because Grande has been funded and completed the build-out of its networks by raising and expending large amounts of capital, its results of operations reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes this information, provides helpful information about the operating performance of the business, apart from the expenses associated with physical plant or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in Grande’s industry, although the measure of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of Grande’s performance. In the first quarter of 2004, Grande wrote off debt issuance costs of approximately $2.1 million associated with the repayment of its senior credit facility following the completion of the senior notes offering. In the fourth quarter of 2005, Grande recognized a goodwill impairment loss of $39.6 million associated with the results of Grande’s annual impairment test. Grande believes these expenses are analogous to amortization and interest expense, and therefore Grande believes it is more useful to show EBITDA net of these amounts because Grande believes it is a better measure of the operating performance and is more comparable to prior periods. However, because of the nature of the charges, Grande is referring to EBITDA, net of the charges, as “Adjusted EBITDA.” The reconciliation from net loss as reported to EBITDA and Adjusted EBITDA is set forth below.

	Unaudited Three Months Ended			Audited Year Ended
($s in thousands)	Dec 31, 2004	Sep 30, 2005	Dec 31, 2005	Dec 31, 2004	Dec 31, 2005
Reconciliation of EBITDA/Adjusted EBITDA

Net loss as reported	$(15,063)	$(12,488)	$(52,981)	$(55,042)	$(89,770)
Interest income	(204)	(161)	(89)	(762)	(709)
Interest expense	4,888	4,609	4,837	15,189	18,801
Income taxes	(366)	—	—	221	125
Depreciation & Amortization	16,147	13,864	16,041	57,292	59,507

EBITDA	$5,402	$5,824	$(32,192)	$16,898	$(12,046)
Loss on Extinguishment	—	—	—	2,145	—
Goodwill Impairment	—	—	39,576	—	39,576

Adjusted EBITDA	$5,402	$5,824	$7,384	$19,043	$27,530

Conference Call Details

Grande Communications Holdings, Inc. will hold a conference call Thursday, Mar. 30 at 3:30 p.m. CST (4:30 p.m. EST) to discuss earnings for 2005. Grande CEO, Roy H. Chestnutt, and Grande Chief Financial Officer, Michael L. Wilfley, will host the conference call at (800) 540-0559. The conference ID is: “7Grande.” A recording of the call will be available at (800) 938-0997 until the end of the day Thursday, April 6, 2006.

About Grande Communications® (www.grandecom.com)

Headquartered in San Marcos, Grande Communications is building a deep-fiber broadband network to homes and businesses from the ground up. Grande delivers high-speed Internet, local and long-distance telephone, digital cable and wireless home security services over its own advanced network to communities in Texas. Grande’s bundled service area includes portions of Austin, Corpus Christi, suburban northwest Dallas, Midland, Odessa, San Antonio, San Marcos and Waco. Grande also leverages its telephony and data infrastructure by serving enterprises and communications carriers nationwide with broadband transport services and network services. Grande’s voice network terminates traffic worldwide, offering both traditional and IP-based services; its managed modem network provides coverage nationwide; and its private line and metropolitan networks provide optical services in Texas and surrounding states. Grande’s 3,100-fiber-mile network incorporates SONET-based technology for protection, diversity and optimal performance.

Forward Looking Statements

This press release may contain forward-looking statements relating to Grande operations that are based on its current expectations, estimates and projections. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,”

and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and could cause actual results and outcomes to be materially different. Such risks and uncertainties include those listed under the caption “Risk Factors” in Grande’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission and the Form 10-K that will be filed with the Securities and Exchange Commission for the year ended December 31, 2005 on March 31, 2006. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and Grande undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Grande Communications’ Financial Statements

Grande Communications Holdings, Inc.

Condensed Consolidated Statement of Operations

(In thousands, except per share data)

	Unaudited Three Months Ended			Audited Year Ended
	Dec 31, 2004	Sep 30, 2005	Dec 31, 2005	Dec 31, 2004	Dec 31, 2005
Operating revenues	$46,439	$48,106	$48,390	$179,045	$194,731
Operating expenses:
Cost of revenues	17,521	17,596	17,393	66,754	72,515
Selling, general and administrative	23,166	24,689	23,957	93,533	95,992
Depreciation and amortization	16,147	13,864	16,041	57,292	59,507

Total operating expenses	$56,834	$56,149	$57,391	$217,579	$228,014

Operating loss	(10,395)	(8,043)	(9,001)	(38,534)	(33,283)
Other income (expense):
Interest income	$204	$161	$89	$762	$709
Interest expense	(4,888)	(4,609)	(4,837)	(15,189)	(18,801)
Other income	—	—	—	—	750
Gain on disposal of assets	16	3	344	64	431
Loss on extinguishment of debt	—	—	—	(2,145)	—
Goodwill impairment loss	—	—	(39,576)	—	(39,576)

Total other income (expense)	$(4,668)	$(4,445)	$(43,980)	$(16,508)	$(56,487)

Net loss	$(15,063)	$(12,488)	$(52,981)	$(55,042)	$(89,770)

Basic and diluted net loss per share	$(1.23)	$(1.00)	$(4.24)	$(4.49)	$(7.21)

Basic and diluted weighted average number of common shares outstanding	12,272	12,476	12,490	12,272	12,458

Grande Communications Holdings, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2004	December 31, 2005
	(audited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$41,195	$26,719
Investments (1)	20,000	350
Accounts receivable, net	20,951	18,884
Prepaid expenses and other current assets	2,720	1,973

Total current assets	$84,866	$47,926

Property, plant and equipment, net	$303,536	$297,183
Goodwill	133,145	93,639
Other intangible assets, net	5,355	1,963
Debt issue costs, net	6,953	5,970
Other assets	4,661	3,857

Total assets	$538,516	$450,538

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$13,193	$14,232
Accrued liabilities	21,644	20,333
Note payable	43	8
Deferred revenue	5,218	6,006
Current portion of capital lease obligations	636	973

Total current liabilities	$40,734	$41,552
Deferred rent	753	984
Deferred revenue	4,908	4,374
Capital lease obligations, net of current portion	13,940	14,365
Long term debt	128,237	129,056
Commitments and contingencies
Stockholders’ equity:
Preferred stock	441	441
Common stock	13	13
Additional paid-in capital	508,313	508,346
Treasury stock, at cost	(5)	(5)
Accumulated deficit	(158,818)	(248,588)

Total stockholders’ equity	349,944	260,207

Total liabilities and stockholders’ equity	$538,516	$450,538

(1)	Investments consist of short-term holdings in certificates of deposit with banks and high grade commercial paper.